Exhibit 99.1

                  GUESS?, INC. ANNOUNCES FISCAL YEAR END CHANGE

    LOS ANGELES, Jan. 23 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) announced today that its Board of Directors has approved a change in the Company's fiscal year end from December 31 to the Saturday nearest January 31 of each year.

    The fiscal year end change will align the Company's reporting cycle with the National Retail Federation fiscal calendar and is expected to provide for more consistent quarter-to-quarter comparisons. The change will be effective with the Company's 2008 fiscal year, which will begin February 4, 2007 and end February 2, 2008, and will result in a one-month transition period beginning January 1, 2007 and ending February 3, 2007.

    The Company plans to provide recast historical financial information for the first three quarterly periods of 2006 (ended April 29, July 29 and October 28) on February 14, 2007 when it releases its results for the fourth quarter and year ended December 31, 2006. Results for the one-month January 2007 transition period are expected to be reported when the Company releases its results for the first quarter ending May 5, 2007.

    Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At December 31, 2006 the Company operated 336 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

    Contacts:  Carlos Alberini
               President & Chief Operating Officer
               (213) 765-3582

               Dennis R. Secor
               SVP & Chief Financial Officer
               (213) 765-3289

               Joseph Teklits
               Integrated Corporate Relations
               (203) 682-8258

SOURCE  Guess?, Inc.
    -0-                             01/23/2007
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Dennis R. Secor, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Joseph Teklits of Integrated Corporate Relations, +1-203-682-8258, for Guess?, Inc./
    /Web site:  http://www.guessinc.com /
    (GES)